UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

GAMCO ASSET MANAGEMENT INC. MARIO J. GABELLI PHILIP T. BLAZEK RYAN J. MORRIS WALTER M. SCHENKER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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GAMCO Asset Management Inc., together with the other participants named herein (collectively, “GAMCO”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of GAMCO’s slate of three highly-qualified director nominees to the Board of Directors of Superior Industries International, Inc., a California corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On July 9, 2014, The Automotive News published the following article:

Superior Investor Touts Board Slate in Proxy Fight

Vince Bond Jr.

GAMCO Asset Management Inc., the largest institutional shareholder of aluminum wheel supplier Superior Industries International Inc., today unveiled its slate of board nominees it wants shareholders to elect at Superior’s annual meeting next month.

GAMCO, which has an 8.5 percent equity stake in Superior, said in a statement that it has “heightened concerns” that Superior’s current seven-member board “lacks the objectivity and commitment necessary to act in the best interests of shareholders.” GAMCO said its nominees will bring a fresh perspective to the boardroom with their financial expertise.

Donald Stebbins, the former Visteon CEO, took over as Superior’s CEO on May 5 after the company spent several months searching for a new top executive.

“GAMCO believes having shareholder representatives on the board with knowledge of the financial markets can serve as training wheels to help keep the management and board focused as the company moves forward with its new management team,” George Maldonado, GAMCO’s director of proxy voting services, said in an interview.

The nominees are:

• Walter Schenker, 67, founder of MAZ Capital Advisors, which manages a corporate hedge fund. Schenker followed the auto parts industry as an analyst for several brokerage firms, including Lehman Brothers and Bear Stearns, during the 1970s and 1980s.

• Philip Blazek, 46, president of Special Diversified Opportunities Inc., a former biotechnology company that sold its life science business assets in 2013. From 2008 to 2012, Blazek was CEO of Blazek Crow Holdings Capital.

• Ryan Morris, 29, managing member of Meson Capital Partners, a San Francisco investment partnership he founded in 2009. Morris is on the boards of several companies, including AC/DC motor controller supplier Sevcon Inc.

GAMCO, in its statement, noted Superior’s total return for shareholders, as of last month, was minus 14 percent over the last 10 years while the S&P 500 rose 72 percent.

GAMCO added, “Our nominees do not have any specific plans for the company and, if elected, will review objectively all opportunities to enhance value for shareholders.”

Superior, of Van Nuys, Calif., said in a statement Tuesday that the proxy fight is “needless, costly and distracting.” The meeting is set for Aug. 15.

Superior said GAMCO’s nominees are investment management professionals without executive-level manufacturing or automotive industry experience. GAMCO’s picks include a renomination of one of its choices, Schenker, who was rejected by Superior’s board last year. GAMCO is also known on Wall Street as the Gabelli Funds.

Superior ranks No. 69 on the Automotive News list of the top 100 suppliers in North America with $790 million in parts sales to automakers in 2013. The company's shares fell 3 cents today to close $20.48.

Source: The Automotive News.  The Automotive News is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

GAMCO Asset Management Inc., together with the other participants named herein (collectively, “GAMCO”), has made a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of GAMCO’s slate of three highly-qualified director nominees to the Board of Directors of Superior Industries International, Inc., a California corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of shareholders.

GAMCO STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are GAMCO Asset Management Inc. (“GAMCO Asset Management”), Mario J. Gabelli, Philip T. Blazek, Ryan J. Morris and Walter M. Schenker (collectively, the “Participants”).

As of the date hereof, GAMCO Asset Management beneficially owns 2,280,728 shares of Common Stock.  GAMCO Asset Management has dispositive power with respect to all of these shares of Common Stock, and has voting power with respect to 2,080,728 shares of Common Stock.  As of the date hereof, GAMCO Asset Management’s affiliates beneficially own an additional 1,282,500 shares of Common Stock.  By virtue of his respective position with each of GAMCO Asset Management and its affiliates, Mr. Gabelli may be deemed to be the beneficial owner of the aggregate 3,563,228 shares of Common Stock held by GAMCO Asset Management and its affiliates.  As of the date hereof, Mr. Schenker directly owns 1,100 shares of Common Stock.  As of the date hereof, neither of Messrs. Blazek or Morris beneficially own any shares of Common Stock.